Exhibit 10.32

AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (the “Amendment”) made as of March 27, 2008 (“Effective Date”) by and between DIV DANBURY 187, LLC, a Delaware limited liability company and DIV LINDEN 187, LLC, a Delaware limited liability company, both having a place of business at c/o Davis Marcus Partners, Inc., One Appleton Street, Boston, Massachusetts 02116 (collectively, the “Landlord”), and SIRIUSDECISIONS, INC., a Delaware corporation having its principal place of business at 187 Danbury Road, Wilton, Connecticut 06897 (the “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord is the owner of that certain building (the “Building”) located at 187 Danbury Road, Wilton, Connecticut (the “Property”);

WHEREAS, Landlord and Tenant entered into a certain Lease for a portion of the Building dated as of March 27, 2006 (the “Original Lease”), pursuant to which Tenant leases certain space at the Building consisting of 3,102 rentable square feet in area as more particularly described in the Original Amended Lease;

WHEREAS, Landlord and Tenant have agreed to modify certain of the terms of the Original Lease in order to relocate the premises within the Building, extend the term of the Original Lease, establish the rental amounts for such relocated premises and extended term and make certain related modifications;

NOW, THEREFORE, in consideration of the mutual promises contained herein and Ten Dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged, and subject to the approval of this Amendment by Landlord’s lenders, Landlord and Tenant hereby covenant and agree as follows:

1.Defined Terms.

A.The term “Lease” as used herein and in the Original Lease shall mean and refer to the Original Lease as amended by this Amendment.

B.Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Lease.

2.Amendments. The Original Lease is hereby amended as set forth below in this Section 2 and as otherwise set forth in this Amendment.

A.Premises. Effective as of the date hereof, Section 1.01 of the Original Lease is amended to add the following:

“Tenant and Landlord agree that Tenant shall surrender the “Existing Premises” (such term as used herein intending to refer to the 3,102 rentable square feet on the 3rd floor of the portion of the Building known as the Riverview Building and known as Suite 3D) to Landlord on the “Replacement Premises Commencement Date” (as herein after defined) in accordance with the provisions of Section 8.6, and as of such date Tenant shall cease to have any tenancy or occupancy rights to the Existing Premises. Landlord and Tenant agree that from and after the Replacement Commencement Date, the “Premises” shall be the 5,855 rentable square feet on the 2nd floor of the portion of the Building known as the Courtside Building, shown on Exhibit A (revised) attached hereto (also known as the “Replacement Premises”).

Tenant agrees to lease the Replacement Premises from Landlord, and Landlord hereby agrees to lease the Replacement Premises to Tenant, subject to all of the terms and conditions hereof, commencing on the Replacement Premises Commencement Date. Tenant acknowledges that it has had a full, adequate and complete opportunity to inspect the Replacement Premises, and, subject to Landlord’s obligation to complete “Landlord’s Replacement Premises Work” (as hereinafter defined), Tenant is fully and completely satisfied with the Replacement Premises. If any repairs, improvements or work, other than Landlord’s Replacement Premises Work, should be necessary to prepare the Replacement Premises for Tenant’s use and occupancy, Tenant shall perform such additional work at Tenant’s sole cost and expense and in any event in accordance with the terms and conditions of this Lease. On the Replacement Premises Commencement Date, this Lease shall terminate with respect to the Existing Premises and all of the terms and conditions of this Lease shall apply to the Replacement Premises. Thereafter, all references to the capitalized term “Premises” shall mean the Replacement Premises.”

B.Lease Term. Effective as of the Replacement Premises Commencement Date, Section 2.01 of the Original Lease is amended and restated as follows:

“2.01Lease Term. The Replacement Premises are leased for a term (the “Term”) beginning on the Replacement Premises Commencement Date (as hereinafter defined) and ending on the last day of the sixtieth (60th) full calendar month after the Replacement Premises Commencement Date (the “Replacement Premises Expiration Date”), unless sooner terminated as herein provided. The “Replacement Premises Commencement Date” shall be the earlier to occur of (a) the date Landlord’s Replacement Premises Work is “Substantially Completed” (as hereinafter defined),or (b) the date Tenant occupies the Replacement Premises, or any part thereof, for the conduct of Tenant’s business. The first Lease Year shall begin on the Replacement Premises Commencement Date and shall end on the last day of the twelfth (12th)full calendar month following the Replacement Premises Commencement Date. Each Lease Year thereafter shall consist of twelve (12) consecutive calendar months following the end of the immediately preceding Lease Year.”

C.Completion and Occupancy of the Premises. Effective as of the date hereof, Article 3 of the Original Lease is amended and restated as follows:

“ARTICLE 3. COMPLETION AND OCCUPANCY OF THE PREMISES

3.1	Delivery of the Premises.

3.1.1Plans for Tenant Improvements. Tenant and Landlord have approved the space plan for the Replacement Premises 08013-PA-2REVISED-03-17-2008, which is attached hereto as Exhibit C-1 (revised) (the “Replacement Premises Concept Plan”) and which shows Tenant’s leasehold improvements and installations (the “Replacement Premises Leasehold Improvements”). Landlord agrees to construct the Replacement Premises Leasehold Improvements in accordance with the Concept Plan and the “Tenant Standards” attached hereto as Exhibit C-2. Tenant agrees to makes its selections of tenant finishes and materials for the Replacement Premises Leasehold Improvements from readily available “building standard” materials on or before April 7, 2008. Landlord shall have architectural and construction plans and drawings prepared for the Replacement Premises Leasehold Improvements (the “Replacement Premises Final Plans”) consistent with the Replacement Premises Concept Plan and the Tenant Standards. Tenant agrees that it will take all actions as may be necessary to enable Landlord to prepare such Replacement Premises Final Plans on or before April 23, 2008. Tenant agrees to approve such Replacement Premises Final Plans within three (3) business days following Landlord’s delivery of such Replacement Premises Final Plans (“Replacement Premises Final Plan Approval Date”) The Replacement Premises Final Plans as approved by Tenant are hereinafter referred to as the “Replacement Premises Approved Plans”. Landlord shall cause the Replacement Premises Leasehold Improvements to be Substantially Completed in accordance with the Replacement Premises Approved Plans and deliver possession of the Replacement Premises to Tenant subject to the terms and conditions of this Article 3.

3.1.2Target Delivery Date. Subject to Tenant’s performance of its obligations hereunder, including, without limitation, its payment of the sums payable to Landlord under this Article 3, Landlord, on behalf of Tenant, shall endeavor to cause the Replacement Premises Leasehold Improvements to be Substantially Completed in accordance with the Replacement Premises Final Plans and deliver possession of the Replacement Premises to Tenant on July 1, 2008 (such date, the “Replacement Premises Target Delivery Date”). Landlord’s obligation to construct the Replacement Premises Leasehold Improvements shall not require Landlord to incur overtime costs or expenses nor the construction of any “Specialty Work” (defined in Subsection 3.2.1).

3.1.3Substantial Completion. The Replacement Premises Leasehold Improvements shall be deemed “Substantially Completed” when Landlord’s contractor or architect certifies to Landlord and Tenant in writing that the Replacement Premises Leasehold Improvements have been completed in accordance with the Replacement Premises Approved Plans, subject only to normal punch list items. Tenant agrees to take occupancy of the Replacement Premises no later than seven (7) days following the date on which Landlord provides Tenant notice that the Replacement Premises are Substantially Completed.

3.1.4Extension of Target Delivery Date. Notwithstanding the foregoing, if the Replacement Premises Leasehold Improvements are not Substantially Completed on or before the Replacement Premises Target Delivery Date, then the Replacement Premises Target Delivery Date shall be extended by the number of days of construction delay in achieving Substantial Completion resulting from any “Force Majeure Delay” or “Tenant Delay,” subject to the operation of Section 3.2.

3.2Delayed Delivery.

3.2.1Delay in Substantial Completion. If Landlord shall be unable to Substantially Complete and deliver possession of the Replacement Premises on or before the Replacement Premises Target Delivery Date by reason of the fact that work required to be done by Landlord hereunder has not been Substantially Completed by that date, Landlord shall not be subject to any penalty, claim or liability nor shall the validity of this Lease or the obligations of Tenant hereunder be in any way affected except as provided in this Section below, and in no event to the extent such delay results from any of the following reasons: (a) “Force Majeure” or any cause beyond the control of Landlord or its general contractor or subcontractors (a “Force Majeure Delay”), or (b) delay (a “Tenant Delay”) resulting from: (i) Tenant’s failure to comply with any of the delivery dates or approval dates contained in this Article 3 relative to the design, planning, selection of finishes and pricing for the Replacement Premises Leasehold Improvements, (ii) Tenant's failure to approve the Replacement Premises Final Plans on or before the Replacement Premises Final Plan Approval Date, (iii) Tenant’s failure to provide response to requests for information, approvals or disapprovals regarding Replacement Premises Leasehold Improvements within the time periods established in this Article 3 (or if not so stated, then within two (2) business days after request by Landlord or its contractors),(iv) Tenant’s requests for changes in the Replacement Premises Concept Plan or the Replacement Premises Approved Plans, or for the inclusion of materials or installations in the construction of the Replacement Premises Leasehold Improvements other than building standard items or items with delivery requirements that may have the effect of delaying the Substantial Completion of the Replacement Premises Leasehold Improvements beyond the Target Delivery Date (“Specialty Work”), or (v) any acts, omissions, non-payment, defaults or misconduct of Tenant (or its agents, employees, design professionals, contractors, licensees or invitees)with respect to the construction of the Replacement Premises Leasehold Improvements. As used in the Lease, the term “Force Majeure” shall mean casualty, acts of God or the elements, inability to obtain materials or services, labor disputes or strikes, delays by governmental departments issuing permits, governmental regulations or controls, civil commotion, war or similar events.

3.2.2Tenant Delay. If Landlord is unable to Substantially Complete the Replacement Premises Leasehold Improvements and deliver possession of the Replacement Premises to Tenant on or before the Replacement Premises Target Delivery Date as a result of any Tenant Delay, Tenant shall be financially responsible for “Rent” as defined in Section 4.2, (pro-rated on a per diem basis) for the number of days of Tenant Delay experienced by Landlord in order to Substantially Complete the Replacement Premises Leasehold Improvements and deliver the Replacement Premises to Tenant, and such sum shall be due and payable by Tenant upon written demand by Landlord.

3.2.3Landlord Delay.  If Landlord is unable to Substantially Complete the Replacement Premises Leasehold Improvements and deliver possession of the Premises to Tenant within one (1) month following the Replacement Premises Target Delivery Date as a result of delays resulting from causes solely within Landlord's control, Tenant shall receive a per diem credit of Annual Base Rent for each day that the Replacement Premises Commencement Date is delayed beyond the such one (1)  month period solely as a result of such Landlord's delay.

3.3Tenant’s Communications Systems. Tenant, at its sole expense, shall design, install, construct and maintain Tenant's furniture systems and Tenant’s data, telephone, audio-visual, internet and video systems (“Tenant’s Communications Systems”) within the Replacement Premises and the related wiring within the Building necessary for the operation thereof. Tenant’s Communications Systems shall not be included in the Replacement Premises Leasehold Improvements. Landlord will permit Tenant and its agents, architects, engineers, space planners, contractors, subcontractors, suppliers and materialmen (“Tenant’s Agents and Consultants”) to have access to the Replacement Premises and the Building (at the sole risk of such parties and without liability to Landlord) for such purposes subject to the terms and conditions of this Lease. The design, plans and specifications for the wiring, cabling and equipment for Tenant’s Communication System, and its locations and connections from within the Replacement Premises to the Building risers, conduits and systems shall be subject to Landlord’s prior review and approval.

Tenant shall provide Landlord with reasonable prior written notice of any construction work that involves any Building systems, and all such work shall be coordinated with Landlord and subject to Landlord supervision.

3.4Confirmatory Amendments. When the Replacement Premises Commencement Date and Replacement Premises Expiration Date hereof have been determined in accordance with the provisions set forth in this Lease, the parties hereto shall execute a document in recordable form, setting forth said dates and said document shall be deemed a supplement to and part of this Lease. The parties hereto agree to execute such confirmatory document not later than fifteen (15) days following the Replacement Premises Commencement Date.”

D.Annual Base Rent. Effective as of the Replacement Premises Commencement Date, Section 4.01 of the Original Amended Lease is deleted in its entirety and replaced with the following:

“Beginning on the Replacement Premises Commencement Date and continuing throughout the Term, Tenant shall pay to or upon the order of Landlord an annual rental consisting of the sum of the First Component and the Second Component as set forth below (the “Annual Base Rent”), which shall be payable in consecutive monthly installments on or before the first day of each calendar month in advance in the monthly amounts for the First Component and the Second Component set forth below:

First Component - 3,102 rsf

Lease Year	Annual Base Rent Per Rentable Square Foot	Annual Base Rent	Monthly Base Rent
Replacement Premises Commencement Date - June 30,2009	$30.50/rsf	$94,611.00	$7,884.25
July 1, 2009 - June 30, 2010	$31.50	$97,713.00	$8,142.75
July 1, 2010 - June 30,2011	$32.50	$100,815.00	$8,401.25
July 1, 2011 - June 30, 2012	$35.38	$109,748.76	$9,145.73
July 1, 2012 - June 30,2013	$36.38	$112,850.76	$9,404.23

Second Component - 2,753 rsf

Lease Year	Annual Base Rent Per Rentable Square Foot	Annual Base Rent	Monthly Base Rent
Replacement Premises
Commencement Date - June 30,2009	$32.63	$89,830.39	$7,485.87
July 1, 2009 - June 30,2010	$33.63	$92,583.39	$7,715.28
July 1, 2010 - June 30, 2011	$34.63	$95,336.39	$7,944.70
July 1, 2011 -June 30,2012	$35.63	$98,089.39	$8,174.12
July 1, 2012 - June 30, 2013	$36.63	$100,842.39	$8,403.53

All payments of rent shall be due without demand, deduction, counterclaim, set-off, discount or abatement in lawful money of the United States of America. If the Replacement Premises Commencement Date should occur on a day other than the first day of a calendar month, or the Expiration Date should occur on a day other than the last day of a calendar month, then the monthly installment of Annual Base Rent for such fractional month shall be prorated upon a daily basis based upon a thirty (30) day month.”

E.Security Deposit. Effective as of the date hereof, Section 4.7 of the Original Lease is replaced with “Concurrent with the execution and delivery of this Amendment, Tenant shall deliver to Landlord an additional $19,000 for the Security Deposit”, and Section 4.6 of the Original Lease is amended by deleting the term “$15,000” and replacing it with “$34,000”.

F.Additional Rent - Definitions. Effective as of the Replacement Premises Commencement Date, Sections 5.1 of the Original Lease is amended as follows:

(i)The definition of “Base Tax Year” is deleted in its entirety and the following is inserted in its place:

“”Base Tax Year”: Calendar year 2008.”

(ii)The definition of “Base Expense Year” is deleted in its entirety and the following is inserted in its place:

“”Base Expense Year”: Calendar year 2008.”

(iii)The definition of “Tenant’s Share” is amended by deleting the second sentence of said Section in its entirety and inserting the following in its place:

“On the Replacement Premises Commencement Date the Tenant’s Share is four and thirty hundredths percent (4.30%)”

G.Payment of Taxes. Effective as of the Replacement Premises Commencement Date, Section 5.2 of the Original Lease is amended by deleting the first sentence of said Section in its entirety and inserting the following in its place:

“Commencing on the first anniversary of the Replacement Premises Commencement Date, Tenant shall pay, as Additional Rent, Tenant’s Share of all Taxes payable in respect of any Tax Year falling wholly or partially with in the Term, to the extent that Taxes for any such period shall exceed the Base Taxes (which payment shall be adjusted by proration with respect to any partial Tax Year).”

H.Payment of Operating Expenses. Effective as of the Replacement Premises Commencement Date, Section 5.3 of the Original Lease is amended by deleting the first sentence of said Section in its entirety and inserting the following in its place:

“Commencing on the first anniversary of the Replacement Premises Commencement Date, Tenant shall pay, as Additional Rent, Tenant’s Share of all Operating Expenses payable in respect of any Expense Year falling wholly or partially with in the Term, to the extent that Operating Expenses for any such period shall exceed the Base Expenses.”

I.Payment of Electric Expense. Effective as of the Replacement Premises Commencement Date, Section 5.4 of the Original Lease is amended by deleting the second sentence of said Section in its entirety and inserting the following in its place:

“Beginning on the Replacement Premises Commencement Date, Tenant shall pay Landlord at the rate of $2.75 per rentable square foot of the Premises per annum (subject to change as described below) with respect to Tenant’s lights and general office equipment (exclusive of any special facilities and equipment).”

J.Extension Right. Effective as of the date hereof, Article 17 is deleted in its entirety.

K.Right of First Offer. Effective as of the date hereof, Article 18 is deleted in its entirety.

L.Parking. Effective as of the Replacement Premises Commencement Date, Section 1.3 of the Lease is amended by adding the following after the first sentence of said Section:

“Tenant’s parking allocation shall include one (1) covered reserved parking space.”

3.Lease Ratification. This instrument and all of the terms and provisions hereof shall be considered for all purposes to be incorporated into and made part of the Original Lease. The Original Lease and each provision, covenant, condition, obligation, right and power contained therein is hereby ratified and confirmed, and, as modified hereby, shall continue in full force and effect. All references appearing in the Original Lease and in any related instruments shall be amended and read hereafter to be references to the Original Lease as amended by this Amendment. In the event of any inconsistencies or conflicts between other provisions of the Original Lease and the provisions of this Amendment, the provisions hereof shall govern and control. Except as expressly set forth herein, the Original Lease has not otherwise been modified or amended and remains in full force and effect and is ratified by the parties hereto.

4.Authority. Landlord represents and warrants to Tenant that Landlord and the person signing on its behalf are duly authorized to execute and deliver this Amendment and that this Amendment constitutes its legal, valid and binding obligation. Tenant hereby represents and warrants to Landlord that Tenant each person signing on its behalf are duly authorized to execute and deliver this Amendment, and that this Amendment constitutes the legal, valid and binding obligation of Tenant.

5.Broker. Landlord and Tenant represent and warrant to each other that they have not had any dealings with any broker, agent or finder in connection with the transaction evidenced by this Amendment other than CB Richard Ellis, Inc (the “Broker”), whose fees shall be paid by Landlord pursuant to a separate agreement between Landlord and Broker. Each party agrees to protect, indemnify, defend and hold the other harmless from and against any and all expenses with respect to any compensation, commissions and charges claimed by any broker, agent or finder, other than the Broker, with respect to this Amendment and the negotiation thereof that is made by reason of any action or agreement by such party.

6.Miscellaneous. This Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. This Amendment shall be governed by and construed in accordance with the laws of the State of Connecticut.

7.Execution by Facsimile or Electronic Mail. The parties agree that this Amendment may be transmitted between them by facsimile machine or electronic mail and the parties intend that a faxed or emailed Amendment containing either the original and/or copies of the signature of all parties shall constitute a binding Amendment.

8.Effective Date. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Premises. This Amendment shall become effective and binding only upon execution and delivery of this Amendment by all of the parties hereto and approval by Landlord’s lenders.

[PAGE ENDS HERE - SIGNATURES ARE ON THE NEXT TWO PAGES]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be duly executed as of the day and year first written above.

WITNESSED BY:	LANDLORD:

DIV DANBURY 187, LLC, a Delaware
limited liability company

/s/ Jean Della Piana	By:	Danbury 187 Manager Corp., its manager
Signature of Witness
Print Name: Jean Della Piana

/s/ David B.Currie	By:	/s/ Jonathan G. Davis
Signature of Witness	Name	Jonathan G. Davis
Print Name: David B.Currie	Title:	Director & CEO

DIV LINDEN 187, LLC, a Delaware
limited liability company

/s/ Jean Della Piana	By:	Linden 187 Manager Corp., its manager
Signature of Witness
Print Name: Jean Della Piana

/s/ David B.Currie	By:	/s/ Jonathan G. Davis
Signature of Witness	Name	Jonathan G. Davis
Print Name: David B.Currie	Title:	Director & CEO

TENANT:

SIRIUSDECISIONS, INC.,
/s/ Georgiana E. Whitehurst	a Delaware corporation
Signature of Witness
Print Name: Georgiana E. Whitehurst

/s/ Anthony E. Jaros	By:	/s/ John Nesson
Signature of Witness	Name	John Nesson
Print Name: Anthony E. Jaros	Title:	Co-Founder

/s/ Richard E. Eldh
Richard E. Eldh
Co-Founder

Exhibit A (revised)

Suite 2C
W
M
JC
Stair
HC
HC
Elev.
Elev. Lobby
Suite 2A
Replacement Premises
Suite 2B
Stair
DANBURY ROAD
N

THE DAVIS COMPANIES | 187 DANBURY ROAD | COURTSIDE BUILDING | EXISTING SECOND FLOOR PLAN

Exhibit C-1 (revised)

RECEPTION
10' X 14'
CONFERENCE ROOM
14' X 24'
COATS
STORAGE
4' X 11'
CONFERENCE ROOM
PANTRY
TECH CLOSET
5' X 6'
OFFICE
12' X 11'-6"
OFFICE
12' X 11'-6"
WORKSTATIONS
6' X 7'-6"
EQUIPMENT AREA
OFFICE
10' X 11'-6"
FILES
OFFICE
12' X 10'
OFFICE
10' X 15'
WORKSTATIONS
6' X 7'-6"
WORKSTATIONS
6' X 7'-6"
WORKSTATIONS
6' X 7'-6"
OFFICE
10' X 10'
OFFICE
12' X 10'
WORKSTATION
7'-6" X 6'
EQUIPMENT AREA

PARTIAL SECOND FLOOR PLAN

SCALE: 1/8" = 1'-0"

Note:
All furniture as shown dashed is considered N.I.C.

Davis Marcus Partners

Partial Second Floor Plan					Revised 17 March 2008	
Solar Decisions	187 Danbury Road	Wilton, Connecticut	Countside Building Suite 2B	FA-2	07 February 2008	#08013

EXHIBIT C-2

Tenant Standards

187 Danbury Road

March I, 2008

GENERAL DESCRIPTION OF LANDLORD'S WORK

1.	Landlord will construct the Premises in accordance with Exhibit C-1

PARTITIONS

1.	Interior partitions shall be constructed of 2 ½'' metal studs with 5/8” layer of sheetrock on each side and shall extend to 3” above the ceiling.
2.	Demising walls shall be full height.
3.	All partitions shall be built in accordance with local and state building codes.

DOORS I GLASS

1.	The Building Standard Tenant Entry shall be relocated per Exhibit C-1.
2.

Tenant Building Standard interior doors shall be 3’-0” x 8’-0” solid core wood doors with knock down hollow metal frames. If existing doors are reused, they shall be refinished to be of similar finish to the new doors.

3.	Door hardware on Standard Door shall be lever handle type passage set. Schlage or equal.
4.	Fire rated door assemblies shall be provided where required by code.
5.	Locksets shall be provided on entry and exit doors only with two (2) keys provided.
6.	Glass sidelights, if any, shall be frameless and 3’ wide and run from floor to top of door frame.

WALL FINISHES

1.All walls shall be painted with two coats of one Building Standard color of latex paint with eggshell finish.

2.Door frames shall be painted with two coats of one Building Standard color enamel paint or equal.

CEILING

1.	The ceiling system shall be the Building Standard 2’x2’ or 2’ x 4’ fineline grid and fissured acoustical tiles, at Landlord's discretion.

FLOORING

1.	All areas are to receive 26 ounce Building Standard carpet, direct glued down. All material selections to be made from Building Standard samples and must be currently available as a quick ship item.
2.	All areas to receive 4” Building Standard vinyl base.
3.	At Tenant's request, storage, pantry and workrooms may receive 12”x 12” x 1/8” Building Standard vinyl composition tile.

MILLWORK/ACCESSORIES

1.	Pantry cabinetry, if any, shall be as follows:
•	A minimum of 6 If of Building Standard plastic laminate countertop w/ Building Standard sink.
•

6 If of upper cabinetry/microwave shelf with Building Standard plastic laminate. 3lf of Base cabinets to allow for 3' of open space under sink per ADA requirements. Additional open space for 30” wide refrigerator.

FURNITURE

1.	All landscape systems furniture and installation by Tenant.
2.	All furniture and furniture installation by Tenant.

ELECTRICAL

1.	Building Standard lighting shall be the indirect 2’x4’ parabolic or direct/indirect fluorescent fixture, at Landlord's discretion, to provide general office lighting.
2.	All switching is to be provided by single pole wiring.
3.	Building Standard duplex wall receptacles shall be installed in accordance with standard office requirements.
4.	All emergency lighting and fire alarm work shall be Building Standard and as required by the local code officials.
5.	All power and lighting panels and transformers shall be installed within the tenant space (unless otherwise required by Owner) and shall be fed from the Base Building bus duct riser.

TELEPHONE AND DATA

1All work associated with Telephone and Data is excluded and to be by Tenant.

HVAC

I.Existing medium pressure ductwork for each air handling unit to remain for Tenant use with existing DDC control system with pneumatic operators to remain at existing air handling units. All new controls to be electronic type. System design and configuration shall meet current ASHRE standards. All existing controls shall be serviced and in good operating order.

2.	Interior and Perimeter building zones may cross between demised tenant spaces.
3.

The furnishing and installation of low pressure ductwork, flex ductwork, diffusers, controls and the installation of any new VAV units with thermostats is to be performed under the Tenant Improvement Work.

4.	Interior Diffusers shall be Building Standard light troffers, and linear (at the perimeter).
5.	The following terminal units shall be provided as a minimum:
•	Interior zone VAV units: one unit per I ,500 usf
•	Perimeter zone VAV w/heat: 750 usf perimeter zone
6.	Any reused existing VAV boxes or other mechanical equipment shall be inspected, serviced and repaired as required under the Tenant Improvement Work.
7.	HVAC system shall be balanced following the completion of the work. Copies of the reports must be submitted to the Landlord.

SPRINKLERS

1.

Sprinklers shall be configured in accordance with local codes and the Landlord’s underwriter’s criteria for ordinary hazard during the Tenant Improvement Work. Final finish heads to be flush type as approved by the Landlord's insurance carrier.

BLINDS

1.	Building Standard horizontal blinds are as provided on the exterior windows. Existing horizontal blinds shall be serviced and in good operating order.

SIGNAGE

1.

The Tenant’s company name and logo shall be placed on the Tenant Entry glass panel in Building Standard gold colored vinyl lettering. No signage is permitted on doors. If glass sidelight is not provided, entry sign shall be installed on a Building Standard frosted glass panel attached to wall next to Tenant Entry door(s) with brushed stainless steel fasteners.

END OF TENANT BUILDING STANDARDS